Exhibit 1.1
AMENDMENT TO
HEALTHCARE REALTY TRUST INCORPORATED
1995 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
     WHEREAS, Healthcare Realty Trust Incorporated (the “Company”) has previously established and currently maintains the Healthcare Realty Trust Incorporated 1995 Restricted Stock Plan for Non-Employee Directors (the “Plan”); and
     WHEREAS, pursuant to Section 6.4 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reserved the power to amend the Plan; and
     WHEREAS, the members of the Compensation Committee wish to amend the Plan to provide for modifications in the number of shares of restricted stock in each Periodic Grant as have been approved by the Compensation Committee from time to time consistent with its power to modify the Plan, effective as of the dates set forth herein; and
     WHEREAS, the members of the Compensation Committee further wish to amend the Plan to enable Participants to defer the expiration of the Restricted Period of restricted stock grants, effective December 12, 2008; and
     WHEREAS, such deferral arrangement constitutes a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code (the “Code”), and the members of the Compensation Committee wish to amend the Plan to incorporate applicable provisions of Code Section 409A and the final regulations promulgated thereunder; and
     WHEREAS, the Compensation Committee has reviewed and approved this Amendment for the foregoing purposes, effective as of the dates set forth herein;
     NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the dates set forth herein:
     1.  Section 4 of the Plan is revised to add the following:
     Notwithstanding the foregoing, effective as of January 1, 2005, the number of shares in each Periodic Grant shall be 1,000 shares; effective as of January 1, 2006, the number of shares in each Periodic Grant shall be 2,000 shares; and effective January 1, 2009, the number of shares in each Periodic Grant shall be the number that is equal to $76,000 divided by the closing price of the Company’s common stock on the New York Stock Exchange on the date of the Periodic Grant.
     2.  A new Section 7 is added to the Plan to provide as follows, effective as of December 12, 2008:
     7.  Extension of Restricted Period.
     7.1. Definitions. For purposes of this Section 7, the following terms shall have the respective meanings set forth below:

     “Award” means an award of restricted stock grants of the Company through the Healthcare Realty Trust Incorporated 1995 Restricted Stock Plan for Non-Employee Directors, as may be amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Deferred Compensation” means deferred compensation, as such term is defined in Code Section 409A and the regulations thereunder.
     “Extended Restricted Period” means the vesting period applicable to a Participant’s Award pursuant to the Participant’s deferral election.
     “Participant” means those non-employee directors of the Company who are eligible to make a deferral election pursuant to Section 7.3 as designated by the Compensation Committee pursuant to Section 7.2 of the Plan.
     “Separation from Service” means separation from service with the Company, as such term is defined in Code Section 409A and the regulations thereunder.
     “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company.
     “Vesting Year” means the calendar year in which restrictions applicable to a Participant’s Award are scheduled to expire pursuant to the original terms of such Award.
     7.2. Participation. The class of non-employee directors of the Company who are eligible to be Participants shall be as determined by action of the Compensation Committee and as may be amended from time to time.
     7.3. Deferral Election. Upon notification by the Compensation Committee, a Participant may elect to defer the expiration of the Restricted Period of an Award that would otherwise vest in a Vesting Year until the Participant’s Separation from Service by completing and returning a restricted stock deferral election form or in such other manner as shall be acceptable to the Compensation Committee; provided, however, that such election must be made no later than the close of the taxable year immediately preceding the Vesting Year. Awards whose Restricted Period is extended shall remain subject to the existing restrictions as to transferability and a risk of forfeiture during the Extended Restricted Period.
     7.4. Code Section 409A. The provisions of this Section 7.4 are intended to comply with Code Section 409A and the regulations thereunder.
(a) The expiration of the Restricted Period for Awards that are scheduled to vest during a Vesting Year may be deferred at the Participant’s election only if such election is made no later than the close of the taxable year immediately preceding the Vesting Year.
(b) The time or schedule of any payment of an Award, the expiration of the Restricted Period of which has been deferred, may not be accelerated, except as provided in regulations by the U.S. Secretary of the Treasury.

(c) Notwithstanding any provision of the Plan to the contrary, in no case shall a Participant be permitted to elect to delay payment or change the form of payment of an Award, the expiration of the Restricted Period of which has been deferred under the Plan.
(d) Notwithstanding any provision of the Plan to the contrary, in no event shall an Award, the expiration of the Restricted Period of which has been deferred under the Plan, be distributed before a Participant’s Separation from Service.
(e) In the case of any Participant who is a Specified Employee, the distribution of Deferred Compensation that is payable upon the Participant’s Separation from Service, may not be made before the date that is 6 months after the date of Separation from Service (or, if earlier, the date of death of the Participant).
(f) Notwithstanding any provision of the Plan to the contrary, a Participant’s rights with respect to Deferred Compensation shall be subject to Code Section 409A and the regulations thereunder, and nothing in the Plan shall be construed to the contrary. Should a court or other body of competent jurisdiction determine that any provision of the Plan fails to comply with the requirements of Code Section 409A and the regulations thereunder, such provision shall be modified to the extent necessary, if possible, to avoid the taxation of any Deferred Compensation before the end of the Extended Restricted Period as determined herein, and all other provisions of the Plan shall be deemed valid and enforceable to the extent possible.
     3.  Except as otherwise set forth in this Amendment, the provisions of the Plan shall remain in full force and effect.
     SIGNED this 31st day of December, 2008, effective as of the dates set forth herein.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ Edwin B. Morris III

Title:	Chairman of the Compensation Committee